As filed with the Securities and Exchange Commission on May 9, 2005
                                                         Registration No. 333-


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             ---------------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                             ---------------------
                             RITE AID CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

              Delaware                                         23-1614034
   (State or Other Jurisdiction of                          (I.R.S. Employer
   Incorporation or Organization)                         Identification No.)
                             ---------------------

                                30 Hunter Lane
                         Camp Hill, Pennsylvania 17011
                                (717) 761-2633
                   (Address of Principal Executive Offices)
                             ---------------------

                           2004 Omnibus Equity Plan
                           2000 Omnibus Equity Plan
                            1999 Stock Option Plan
                           (Full Title of the Plan)
                             ---------------------

                             Robert B. Sari, Esq.
                   Senior Vice President and General Counsel
                             Rite Aid Corporation
                                30 Hunter Lane
                         Camp Hill, Pennsylvania 17011
                                (717) 761-2633
                          (717) 760-7867 (facsimile)
                     (Name, Address and Telephone Number,
                  Including Area Code, of Agent for Service)
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
     Title of           Amount To Be       Proposed Maximum     Proposed Maximum        Amount of
    Securities           Registered         Offering Price     Aggregate Offering   Registration Fee
 To Be Registered                              Per Share              Price
------------------------------------------------------------------------------------------------------
Common Stock, par        16,278,432              $3.57             $58,114,002          $6,840(1)
value $1.00 per
share: shares
available for
issuance pursuant
to employee
benefit plan
Common Stock, par         1,404,488              $4.87              $6,839,857           $803 (2)
value $1.00 per
share: shares
subject to
outstanding
options
Common Stock, par         2,934,440              $3.57             $10,475,951         $12,330(1)
value $1.00 per           =========                                ===========         ==========
share: shares
issued pursuant
to employee
benefit plans            20,617,360                                $75,429,810            $19,973
------------------------------------------------------------------------------------------------------

(1) Computed in accordance with Rule 457(h) under the Securities Act by averaging the high and low sales prices of Rite Aid Common Stock as reported by the NYSE on May 5, 2005

(2) Computed in accordance with Rule 457(h) under the Securities Act, such computations based on the weighted average exercise price of $4.87 per share covering 1,404,488 options.

                               EXPLANATORY NOTE

         Rite Aid Corporation has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register shares of its common stock, $1.00 par value per share. This registration statement also includes a reoffer prospectus. The reoffer prospectus may be utilized for reofferings and resales on a continuous or a delayed basis in the future of up to 4,338,928 shares of common stock that constitute "control securities" and/or "restricted securities" which have been issued prior to or issuable after the filing of this registration statement. The reoffer prospectus does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission (the "SEC"). Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

                                    PART I

                             RITE AID CORPORATION

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of
Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Reoffer Prospectus

                               4,338,928 Shares

                             Rite Aid Corporation

                                 Common Stock

         This reoffer prospectus relates to 4,338,928 shares of our common stock, par value $1.00 per share, consisting of 2,934,440 restricted shares and 1,404,488 shares issuable upon exercise of currently outstanding options, which may be offered for sale from time to time by certain stockholders of Rite Aid Corporation, as described under the caption "Selling Stockholders." These stockholders are current or former directors, officers or employees of ours. We will not receive any proceeds from the sale of shares of common stock pursuant to this reoffer prospectus. The selling stockholders acquired the common stock pursuant to grants under our 2004 Omnibus Equity Plan, 2000 Omnibus Equity Plan or our 1999 Stock Option Plan, and these stockholders may resell all, a portion, or none of the shares of common stock from time to time.

         The shares of common stock are "control securities" and/or "restricted securities" under the Securities Act of 1933, as amended, before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by selling stockholders, on a continuous or delayed basis, to the public without restriction. Each stockholder that sells shares of our common stock pursuant to this reoffer prospectus may be deemed to be an "underwriter" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.

         You should read this reoffer prospectus and any accompanying prospectus supplement carefully before you make your investment decision. The sales may occur in transactions on the New York Stock Exchange or Pacific Exchange at prevailing market prices or in negotiated transactions. We will not receive any proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by that stockholder.

         Investing in the common stock involves risks. See "Risk Factors" beginning on page 5.

         Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the trading symbol "RAD." The last reported sale price of our common stock on the New York Stock Exchange on May 6, 2005, was $3.55 per share.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this reoffer prospectus is May 9, 2005.

                               TABLE OF CONTENTS

DOCUMENTS INCORPORATED BY REFERENCE..........................................1
AVAILABLE INFORMATION........................................................1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................3
THE COMPANY..................................................................4
RISK FACTORS.................................................................5
USE OF PROCEEDS.............................................................12
SELLING STOCKHOLDERS........................................................12
PLAN OF DISTRIBUTION........................................................14
LEGAL MATTERS...............................................................14
EXPERTS.....................................................................14

                      DOCUMENTS INCORPORATED BY REFERENCE

         We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information contained in the documents we are incorporating by reference is considered to be part of this reoffer prospectus and the information that we later file with the SEC will automatically update and supercede the information contained or incorporated by reference into this reoffer prospectus. We are incorporating by reference:

         o our annual report on Form 10-K for the fiscal year ended February 26, 2005, which we filed with the SEC on April 29, 2005.

         All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         We will provide without charge to each person to whom a reoffer prospectus is delivered, upon written or oral request by such person, a copy of any or all of the documents that have been incorporated by reference in this registration statement but not delivered with the reoffer prospectus. Written requests should be sent to:

                             Rite Aid Corporation
                                30 Hunter Lane
                         Camp Hill, Pennsylvania 17011
                         Attention: Investor Relations

         Oral requests should be made by telephoning (717) 761-2633.

                             AVAILABLE INFORMATION

         We are subject to the information requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish our stockholders, annual reports, which include financial statements audited by our independent registered public accounting firm and other reports which the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial documents retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." You may obtain a copy of any of these documents at no cost, by writing or telephoning us:

                             Rite Aid Corporation
                                30 Hunter Lane
                         Camp Hill, Pennsylvania 17011
                         Attention: Investor Relations
                             Phone: (717) 761-2633

         We also make available on our website (www.riteaid.com), free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as soon as practical after we file these reports with the SEC.

         Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "RAD." You can inspect and copy reports, proxy statements and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange, 301 Pine Street, San Francisco, California 94104 and 618 South Spring Street, Los Angeles, California 90014.

         We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the shares offered by this reoffer prospectus. This reoffer prospectus does not contain all of the information in the registration statement. You will find more information about us and our common stock in the registration statement. Any statements made in this reoffer prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

         You should only rely on the information included or incorporated by reference in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This reoffer prospectus and the documents incorporated by reference into this reoffer prospectus include forward-looking statements. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

         Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

         o   our high level of indebtedness;

         o our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;

         o our ability to improve the operating performance of our existing stores in accordance with our long term strategy;

         o our ability to hire and retain pharmacists and other store personnel;

         o our ability to open or relocate stores according to our real estate development program;

         o   the outcomes of pending lawsuits and governmental investigations;

         o competitive pricing pressures and continued consolidation of the drugstore industry; and

         o the efforts of third party payors to reduce prescription drug reimbursements and encourage mail order, changes in state or federal legislation or regulations, the success of planned advertising and merchandising strategies, general economic conditions and inflation, interest rate movements, access to capital, and our relationships with our suppliers.

         We undertake no obligation to revise the forward-looking statements included or incorporated by reference in this reoffer prospectus to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the section entitled "Risk Factors" included in this reoffer prospectus. In addition, you are advised to review any further disclosure we make on related subjects in reports that we file with the SEC.

                                  THE COMPANY

Our Business

         We are the third largest retail drugstore chain in the United States based on revenues and number of stores. We operate our drugstores in 28 states across the country and in the District of Columbia. As of February 26, 2005, we operated 3,356 stores.

         In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front-end" products. In fiscal 2005, prescription drug sales accounted for 63.6% of our total sales. We believe that our pharmacy operations will continue to represent a significant part of our business due to our on-going program of purchasing prescription files from independent pharmacies and favorable industry trends, including an aging population, increased life expectancy, a new federally funded prescription drug benefit to begin in calendar 2006, which is part of the Medicare Prescription Drug Improvement and Modernization Act of 2003, and the discovery of new and better drug therapies. We offer approximately 24,000 front-end products, which accounted for the remaining 36.4% of our total sales in fiscal 2005. Front-end products include over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, seasonal merchandise and numerous other everyday and convenience products, as well as photo processing. We distinguish our stores from other national chain drugstores, in part, through our private brands and our strategic alliance with General Nutrition Companies, Inc. ("GNC"), a leading retailer of vitamin and mineral supplements. We offer approximately 2,400 products under the Rite Aid private brand, which contributed approximately 11.5% of our front-end sales in the categories where private brands were offered in fiscal 2005.

         Our stores range in size from approximately 5,000 to 40,000 square feet. The overall average size of each store in our chain is approximately 12,750 feet. The larger stores are concentrated in the western United States. Approximately 54% of our stores are freestanding; 39% of our stores include a drive-thru pharmacy; 75% include one-hour photo shops; and 31% include a GNC store within Rite-Aid store.

                                     * * *

         Our headquarters are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011, and our telephone number is (717) 761-2633. Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "RAD". We were incorporated in 1968 and are a Delaware Corporation.

                                 RISK FACTORS

         Prospective investors should carefully review the following factors together with the other information contained in this reoffer prospectus prior to making an investment decision.

                   Risks Related to Our Financial Condition

We are highly leveraged. Our substantial indebtedness could limit cash flow available for our operations and could adversely affect our ability to service debt or obtain additional financing if necessary.

         We had, as of February 26, 2005, $3.3 billion of outstanding indebtedness (not including obligations under the receivables securitization agreement) and stockholders' equity of $322.9 million. We also had additional borrowing capacity under our revolving credit facility of $835.9 million at that time, net of outstanding letters of credit of $114.1 million. Our debt obligations adversely affect our operations in a number of ways and while we believe we have adequate sources of liquidity to meet our anticipated requirements for working capital, debt service and capital expenditures through fiscal year 2006, there can be no assurance that our cash flow from operations will be sufficient to service our debt, which may require us to borrow additional funds for that purpose, restructure or otherwise refinance our debt. Our ratio of earnings to fixed charges for fiscal 2005 was 1:15. Our earnings were insufficient to cover our fixed charges for fiscal 2004 by $2.6 million and considerably higher amounts prior to fiscal 2004.

         Our high level of indebtedness will continue to restrict our operations. Among other things, our indebtedness will:

         o   limit our ability to obtain additional financing;

         o limit our flexibility in planning for, or reacting to, changes in the markets in which we compete;

         o place us at a competitive disadvantage relative to our competitors with less indebtedness;

         o render us more vulnerable to general adverse economic and industry conditions; and

         o require us to dedicate a substantial portion of our cash flow to service our debt.

         Our ability to make payments on our debt depends upon our ability to substantially improve our operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If our cash flow from our operating activities is insufficient, we may take certain actions, including delaying or reducing capital or other expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. We may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our existing debt agreements limit our ability to take certain of these actions. Our failure to earn enough to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.

Borrowings under our senior credit facility and expenses related to the sale of our accounts receivable under our receivables securitization agreements are based upon variable rates of interest, which could result in higher expense in the event of increases in interest rates.

         Approximately $448.9 million of our outstanding indebtedness as of February 26, 2005 bears an interest rate that varies depending upon LIBOR. If we borrow additional amounts under our senior credit facility, the interest rate on those borrowings will also vary depending upon LIBOR. Further, we pay on-going program fees under our receivables securitization agreements that vary depending upon LIBOR. If LIBOR rises, the interest rates on outstanding debt and the program fees under our receivables securitization program will increase. Therefore an increase in LIBOR would increase our interest payment obligations under these outstanding loans, increase our receivables securitization program fee payments and have a negative effect on our cash flow and financial condition. We currently do not maintain any hedging contracts that would limit our exposure to variable rates of interest.

The covenants in our outstanding indebtedness impose restrictions that may limit our operating and financial flexibility.

         The covenants in the instruments that govern our outstanding indebtedness restrict our ability to:

         o   incur liens and debt;

         o   pay dividends;

         o   make redemptions and repurchases of capital stock;

         o   make loans and investments;

         o   prepay, redeem or repurchase debt;

         o engage in mergers, consolidations, assets dispositions, sale-leaseback transactions and affiliate transactions;

         o   change our business;

         o   amend some of our debt and other material agreements;

         o   issue and sell capital stock of subsidiaries;

         o   restrict distributions from subsidiaries; and

         o   grant negative pledges to other creditors.

         In addition, if we have less than $300.0 million available under our revolving credit facility, we will be subject to certain financial covenant ratios. If we are unable to meet the terms of the financial covenant ratios or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient additional funds to refinance such debt. Even if new financing is made available to us, it may not be available on terms acceptable to us.

         If we obtain modifications of our agreements or are required to obtain waivers of defaults, we may incur significant fees and transaction costs. In fiscal 2005 and the previous four fiscal years, we modified certain covenants contained in our then existing senior credit facility and loan agreements. In connection with obtaining these modifications, we paid significant fees and transaction costs.

                        Risks Related to our Operations

We need to continue to improve our operations in order to improve our financial condition, but our operations will not improve if we cannot continue to effectively implement our business strategy or if our strategy is negatively affected by general economic conditions.

         We have not yet achieved the sales productivity level of our major competitors. We believe that improving the sales of existing stores is important to achieving profitability and continuing to improve operating cash flow. If we are not successful in implementing our strategy, or if our strategy is not effective, we may not be able to continue to improve our operations. In addition, any adverse change in general economic conditions can adversely affect consumer buying practices and reduce our sales of front-end products, which are our higher margin products, and cause a proportionately greater decrease in our profitability. Failure to continue to improve operations or a decline in general economic conditions would adversely affect our results of operations, financial condition and cash flows and our ability to make principal or interest payments on our debt.

Our new store and store relocation development program requires entering into construction and development commitments and occasionally purchasing land that will not be utilized for several years which may limit our financial flexibility.

         We will enter into significant construction and development commitments as part of our new store and store relocation development program. Also, we will occasionally make capital expenditures to acquire land that may not be used for several years. Even if there are significant negative economic or competitive developments in our industry, financial condition or the regions where we have made these commitments, we are obligated to fulfill these commitments. Further, if we subsequently dispose of property that we acquire, we may receive less than our purchase price or the net book value of such property, which may result in financial loss.

We are dependent on our management team and the loss of their services could have a material adverse effect on our business and the results of our operations or financial condition.

         The success of our business is materially dependent upon the continued services of our executive management team. The loss of key personnel could have a material adverse effect on the results of our operations, financial condition and cash flows. Additionally, we cannot assure you that we will be able to attract or retain other skilled personnel in the future.

There are currently pending both civil and criminal investigations by the United States Attorney. In addition to any fines or damages that we might have to pay, any criminal conviction against us may result in the loss of licenses and contracts that are material to the conduct of our business, which would have a negative effect on our results of operations, financial condition and cash flows.

         There are currently pending both civil and criminal governmental investigations by the United States Attorney involving matters related to prior management's business practices. Settlement discussions have begun with the United States Attorney of the Middle District of Pennsylvania, who has proposed that the government would not institute any criminal proceeding against us if we enter into a consent judgment providing for a civil penalty payable over a period of years. The amount of the civil penalty has not been agreed to and there can be no assurance that a settlement will be reached or that the amount of such penalty will not have a material adverse effect on our financial condition and results of operations. We recorded an accrual of $20.0 million in fiscal 2003 in connection with the resolution of these matters; however, we may incur charges in excess of that amount and we are unable to estimate the possible range of loss. We will continue to evaluate our estimate and to the extent that additional information arises or our strategy changes, we will adjust our accrual accordingly.

         If we were convicted of any crime, certain licenses and government contracts, such as Medicaid plan reimbursement agreements, that are material to our operations may be revoked, which would have a material adverse effect on our results of operations and financial condition. In addition, substantial penalties, damages, or other monetary remedies assessed against us could also have a material adverse effect on our results of operations, financial condition and cash flows.

         Given the size and nature of our business, we are subject from time to time to various lawsuits which, depending on their outcome, may have a negative impact on our results of operations, financial condition and cash flows.

We are substantially dependent on a single supplier of pharmaceutical products to sell products to us on satisfactory terms. A disruption in this relationship would have a negative effect on our results of operations, financial condition and cash flow.

         We obtain approximately 93% of our pharmaceutical products from a single supplier, McKesson Corp. (or McKesson), pursuant to a contract that runs until March 2009. Pharmacy sales represented approximately 63.6% of our total sales in fiscal 2005, and, therefore, our relationship with McKesson is important to us. Any significant disruptions in our relationship with McKesson would make it difficult for us to continue to operate our business until we executed a replacement strategy. There can be no assurance that we would be able to find a replacement supplier on a timely basis or that such supplier would be able to fulfill our demands on similar terms, which could have a material adverse effect on our results of operations, financial condition and cash flows.

                         Risks Related to Our Industry

The markets in which we operate are very competitive and further increases in competition could adversely affect us.

         We face intense competition with local, regional and national companies, including other drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores, dollar stores and mail order pharmacies. Our industry also faces growing competition from companies who import drugs directly from other countries, such as Canada. We may not be able to effectively compete against them because our existing or potential competitors may have financial and other resources that are superior to ours. In addition, we may be at a competitive disadvantage because we are more highly leveraged than our competitors. The ability of our stores to achieve profitability depends on their ability to achieve a critical mass of customers. We believe that the continued consolidation of the drugstore industry will further increase competitive pressures, in the industry. As competition increases, a significant increase in general pricing pressures could occur which would require us to increase our sales volume and to sell higher margin products and services in order to remain competitive. We cannot assure you that we will be able to continue to compete effectively in our markets or increase our sales volume in response to further increased competition.

         Another adverse trend for drugstore retailing has been initiatives to contain rising healthcare costs leading to the rapid growth in mail-order prescription processors. These prescription distribution methods have grown in market share relative to drugstores as a result of the rapid rise in drug costs experienced in recent years and are predicted to continue to rise. Mail-order prescription distribution methods are perceived by employers and insurers as being less costly than traditional distribution methods and are being encouraged, and, in some cases, required, by third party pharmacy benefit managers, employers and unions that administer benefits. As a result, some labor unions and employers are requiring, and others may encourage or require, that their members or employees obtain medications from mail-order pharmacies which offer drug prescriptions at prices lower than we are able to offer. For example, when we announced our fourth-quarter earnings for fiscal 2005, we disclosed that our sales continued to be negatively impacted by mandatory mail prescription programs, including the United Auto Workers' program. Mail-order prescription distribution has negatively affected sales for traditional chain drug retailers, including us, in the last few years and we expect such negative effect to continue in the future. There can be no assurance that our efforts to offset the affects of mail order will be successful.

Changes in third-party reimbursement levels for prescription drugs could reduce our margins and have a material adverse effect on our business.

         Sales of prescription drugs, as a percentage of sales, and the percentage of prescription sales reimbursed by third parties have been increasing and we expect them to continue to increase. In fiscal 2005, sales of prescription drugs represented 63.6% of our sales and 93.5% of all the prescription drugs that we sold were with third-party payors. During fiscal 2005, the top five third-party payors accounted for approximately 31.6% of our total sales, the largest of which was approximately 10.4% of our total sales. Any significant loss of third-party provider business could have a material adverse effect on our business and results of operations. Also, these third-party payors could reduce the levels at which they will reimburse us for the prescription drugs that we provide to their members. Furthermore, the passing in December 2003 of the Medicare Prescription Drug, Improvement and Modernization Act will grant a prescription drug benefit to participants. As a result of this benefit, we may be reimbursed for some prescription drugs at prices lower than our current reimbursement levels. In fiscal 2005, approximately 12.4% of our revenues were from state sponsored Medicaid agencies. There have been a number of recent proposals and enactments by various states to reduce Medicaid reimbursement levels in response to budget problems, some of which propose to reduce reimbursement levels in the applicable states significantly, and we expect other similar proposals in the future. If third-party payors reduce their reimbursement levels or if Medicare or state Medicaid programs cover prescription drugs at lower reimbursement levels, our margins on these sales would be reduced, and the profitability of our business and our results of operations, financial condition or cash flows could be adversely affected.

We are subject to governmental regulations, procedures and requirements; our noncompliance or a significant regulatory change could adversely affect our business, the results of our operations or our financial condition.

         Our pharmacy business is subject to federal, state and local regulation. These include local registrations of pharmacies in the states where our pharmacies are located, applicable Medicare and Medicaid regulations, and prohibitions against paid referrals of patients. Failure to properly adhere to these and other applicable regulations could result in the imposition of civil and criminal penalties including suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; loss of licenses; significant fines or monetary penalties for anti-kickback law violations, submission of false claims or other failures to meet reimbursement program requirements and could adversely affect the continued operation of our business. Furthermore, our pharmacies could be affected by federal and state reform programs, such as healthcare reform initiatives, the passing of which could, in turn, negatively affect our business. The passing of these initiatives or any new federal or state programs could adversely affect our results of operations, financial condition and cash flows.

         Our pharmacy business is subject to patient privacy and other obligations, including corporate, pharmacy and associate responsibility, imposed by the Health Insurance Portability and Accountability Act. As a covered entity, we are required to implement privacy standards, train our associates on the permitted uses and disclosures of protected health information, provide a notice of privacy practice to our pharmacy customers and permit pharmacy customers to access and amend their records and receive an accounting of disclosures of protected health information. Failure to properly adhere to these requirements could result in the imposition of civil as well as criminal penalties.

Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.

         Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings and unintentional distribution of counterfeit drugs. In addition, federal and state laws that require our pharmacists to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self-insure or we suffer reputational harm as a result of an error or omission.

We will not be able to compete effectively if we are unable to attract, hire and retain qualified pharmacists.

         There is a nationwide shortage of qualified pharmacists. In response to this challenge, we have implemented improved competitive benefits and training programs in order to attract, hire and retain qualified pharmacists. We have also expanded our pharmacist recruiting efforts, through an increase in the number of recruiters, a successful pharmacist intern program and improved relations with pharmacy schools. However, we may not be able to attract, hire and retain enough qualified pharmacists. This could adversely affect our operations.

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

         Products that we sell could become subject to contamination, product tampering, mislabeling or other damage requiring us to recall our private label products. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury or death. Product liability claims may be asserted against us with respect to any of the products or pharmaceuticals we sell and we may be obligated to recall our private label products. A product liability judgment against us or a product recall could have a material, adverse effect on our business, financial condition or results of operations.

                       Risks Related to Our Common Stock

You may not be able to sell your common stock when you want to and, if you do, you may not be able to receive the price that you want.

         Although our common stock has been actively traded on the New York Stock Exchange and the Pacific Exchange, we do not know if an active trading market for the common stock will continue or, if it does, at what prices the common stock may trade. Since the beginning of fiscal 2001, the reported closing prices for our common stock have ranged from a high of $9.74 to a low of $1.75. In addition, the stock markets in general, including the New York Stock Exchange, have experienced extreme price and trading volume fluctuations. These fluctuations have resulted in volatility in the market prices of securities that has often been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of our common stock. Further, expected and possible issuances described below, will significantly increase the number of shares of our common stock outstanding, and could result in a decline in the market price of our common stock. Therefore, you may not be able to sell our common stock when you want and, if you do, you may not receive the price you want.

Various planned issuances of stock will be, and our continuing debt restructuring efforts may be dilutive to holders of our common stock.

         As of April 23, 2005, 520,946,894 shares of our common stock were outstanding and an additional 196,994,792 shares of our common stock were issuable related to outstanding stock options (1,404,488 of which are included as part of this reoffer prospectus), convertible notes and convertible preferred stock. We will also issue additional shares of common stock pursuant to outstanding options granted pursuant to our other various stock option plans. In addition, we may undertake additional transactions to simplify and restructure our capital structure, which may include, as part of these efforts, additional issuances of equity securities in exchange for our indebtedness. The issuance of additional shares of common stock may be dilutive to the holders of our common stock. We cannot predict the extent to which the dilution, the availability of a large amount of shares for sale, and the possibility of additional issuances and sales of our common stock will negatively affect the trading price of our common stock or the liquidity of our common stock.

                                USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares which may be sold by this reoffer prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by a selling stockholder will be borne by the selling stockholder.

                             SELLING STOCKHOLDERS

         The 4,338,928 shares of our common stock to which this reoffer prospectus relates is comprised of 2,934,440 restricted shares and 1,404,488 shares issuable upon exercise of currently outstanding options, and are being registered for reoffers and resales by our directors, officers and employees named below, who acquired the shares pursuant to one of our "employee benefit plans" (the 2004 Omnibus Equity Plan, 2000 Omnibus Equity Plan or our 1999 Stock Option Plan) as that term is defined in Rule 405 of Regulation C under the Securities Act. The selling stockholders may resell all, a portion, or none of the shares of common stock from time to time. This prospectus may also be used by certain un-named non-affiliates, each of whom may sell up to 1,000 shares pursuant to this prospectus.

         The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are one of our affiliates.

         Information regarding the selling stockholders, including the number of shares offered for sale, may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required. The address of each selling stockholder is care of Rite Aid at 30 Hunter Lane, Camp Hill, Pennsylvania, 17011.



                                                                                                      Number of
                                                                                      Number of      shares to be
                                                                      Number of        shares        beneficially
                                                                      shares of       covered by     owned if all
    Name of Selling                                                  beneficially    this reoffer   shares offered
      Stockholder         Position with Rite Aid                       owned(1)      prospectus(2)  hereby are sold
-------------------------------------------------------------------------------------------------------------------
Tony Bellezza             Senior Vice President, Chief
                          Compliance Officer                             249,007        249,007                 0
Michael D. Friedman       Director                                       100,000        100,000                 0
Alfred M. Gleason         Director                                       428,300         50,000           378,300
George G. Golleher        Director                                       250,000         50,000           200,000
James P. Mastrian         Senior Executive Vice President,
                          Marketing and Logistics & Pharmacy
                          Services                                     2,635,432        263,705         2,371,727
Robert G. Miller          Chairman of the Board of Directors          10,194,541         50,000        10,144,541
Mark Panzer               Senior Executive Vice President, Store
                          Operations                                   1,438,200        182,701         1,255,499
Colin V. Reed             Director                                       175,000         50,000           125,000
Mary F. Sammons           President and Chief Executive Officer        8,592,816        320,089           272,727
Robert B. Sari            Senior Vice President, General Counsel
                          and Secretary                                  520,489         40,991           479,498
Philip G. Satre           Director                                       112,500        100,000            12,500
Stuart M. Sloan           Director                                       266,644         50,000           216,644
John T. Standley          Senior Executive Vice President, Chief
                          Administrative and Chief Financial
                          Officer                                      4,969,615        138,705         4,830,910
Kevin Twomey              Senior Vice President and Chief
                          Accounting Officer                             623,869         41,369           582,500

(1) The number of shares beneficially owned by the selling stockholders includes restricted stock and options to purchase shares of our common stock under our employee benefit plans, whether or not exercisable as of, or within 60 days of, the date of this prospectus, as well as shares of common stock beneficially owned by the selling stockholder.

(2) Includes options to purchase shares of our common stock under our employee benefit plans, whether or not exercisable as of, or within 60 days of, the date of this prospectus.

         Any selling stockholder may from time to time sell under this prospectus any or all of the shares of common stock owned by it. Because the selling stockholder is not obligated to sell any or all of the shares of common stock held by it, we cannot estimate the number of shares of common stock that the selling stockholder will beneficially own after this offering.

                             PLAN OF DISTRIBUTION

         The shares of common stock covered by this reoffer prospectus are being registered by us for the account of the selling stockholders.

         The shares of common stock offered hereby may be sold from time to time directly by or on behalf of the selling stockholder in or one more transactions on the New York Stock Exchange, Pacific Exchange or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The selling stockholder may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.

         In connection with their sales, a selling stockholder and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         We are bearing all costs relating to the registration of the shares of common stock. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder or other party selling such shares. In order to comply with certain states' securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained or complied with. Sales of the shares must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.

         In addition to any shares sold hereunder, selling stockholders may sell shares of common stock in compliance with Rule 144. There is no assurance that the selling stockholders will sell all or a portion of the common stock offered hereby.

         The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act of 1933.

         We have notified the selling stockholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.

                                 LEGAL MATTERS

         The validity of the shares of common stock which are originally offered under the Registration Statement of which this prospectus forms a part will be passed upon for us by Robert B. Sari, our Senior Vice President, General Counsel and Secretary.

                                    EXPERTS

         The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended February 26, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," effective March 2, 2003, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             RITE AID CORPORATION

                               4,338,928 Shares

                                      of

                                 Common Stock

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Exchange Act. The information contained in the documents that we are incorporating by reference is considered to be part of this registration statement, and the information that we later file with the SEC will automatically update and supercede the information contained or incorporated by reference into this reoffer prospectus. We are incorporating by reference our:

         o annual report on Form 10-K for the fiscal year ended February 26, 2005, which we filed with the SEC on April 29, 2005;

         All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         We will provide without charge to each person to whom a reoffer prospectus is delivered, upon written or oral request by such person, a copy of any or all of the documents that have been incorporated by reference in this registration statement but not delivered with this reoffer prospectus.

Item 4.   Description of Securities.

         Not applicable.

Item 5.   Interests of Named Experts and Counsel.

         Robert B. Sari, our Senior Vice President and General Counsel owns shares of our common stock and holds options to purchase shares of our common stock.

Item 6.   Indemnification of Directors and Officers.

         Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

         Article Tenth of our Certificate of Incorporation and Article VIII of our By-laws provide for the indemnification of our directors and officers as authorized by Section 145 of the DGCL.

         The directors and officers of us and our subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such, including liabilities under the Securities Act, under liability insurance policies carried by us.

Item 7.   Exemption from Registration Claimed.

         The securities that are to be reoffered or resold pursuant to this registration statement were issued pursuant to one of our employee benefit plans (2004 Omnibus Equity Plan, 2000 Omnibus Equity Plan or our 1999 Stock Option Plan), in transactions that were exempt from registration pursuant to
Section 4(2) under the Securities Act.

Item 8.   Exhibits.

  Exhibit
  Numbers     Description                                             Incorporation by Reference to
  -------     -----------                                             -----------------------------

    3.1       Restated Certificate of Incorporation, dated December   Exhibit 3(i) to Form 8-K filed on
              12, 1996                                                November 2, 1999

    3.2       Certificate of Amendment to the Restated Certificate    Exhibit 3(ii) to Form 8-K filed
              of Incorporation, dated February 22, 1999               on November 2, 1999

    3.3       Certificate of Amendment to Restated Certificate of     Exhibit 3.4 to Registration
              Incorporation, dated June 27, 2001                      Statement on Form S-1, File No.
                                                                      333-64950, filed on July 12, 2001

    3.4       7% Series E Mandatory Convertible Preferred Stock       Exhibit 3.1 to Form 8-K filed on
              Certificate of Designation, dated January 25, 2005      February 1, 2005


    3.5       8% Series F Cumulative Convertible Pay-in-Kind          Exhibit 3.1 to Form 8-K filed on
              Preferred Stock Certificate of Designation,             February 2, 2005
              dated as of January 28, 2005

    3.6       7% Series G Cumulative Convertible Pay-in-Kind          Exhibit 3.2 to Form 8-K filed on
              Preferred Stock Certificate of Designation,             February 2, 2005
              dated as of January 28, 2005

    3.7       6% Series H Cumulative Convertible Pay-in-Kind          Exhibit 3.3 to Form 8-K filed on
              Preferred Stock Certificate of Designation,             February 2, 2005
              dated as of January 28, 2005

    3.8       By-laws, as amended on November 8, 2000                 Exhibit 3.1 to Form 8-K filed on
                                                                      November 13, 2000

    3.9       Amendment to By-laws, adopted January 30, 2002          Exhibit T3B.2 to Form T-3 filed
                                                                      on March 4, 2002

    5.1       Opinion of Robert B. Sari, Esq.                         Filed herewith

    10.1      2004 Omnibus Equity Plan                                Included in our Definitive Proxy
                                                                      Statement on Schedule 14A filed
                                                                      on March 21, 2004

    10.2      2000 Omnibus Equity Plan                                Included in Proxy Statement
                                                                      dated October 24, 2000

    10.3      1999 Stock Option Plan                                  Exhibit 10.1 to Form 10-K filed
                                                                      on May 21, 2001

    23.1      Consent of Robert B. Sari, Esq. (included as part of    Filed herewith
              Exhibit 5.1 hereto)

    23.2      Consent of Independent Registered Public Accounting     Filed herewith
              Firm

    24.1      Powers of Attorney (included on the signature page      Filed herewith
              hereto)

Item 9. Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed in its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on this 6 day of May, 2005.


                                              RITE AID CORPORATION


                                              By: /s/ Mary F. Sammons
                                                  ---------------------------
                                                  Name: Mary F. Sammons
                                                  Title: President and
                                                         Chief Executive Officer


         KNOWN ALL MEN BY THESE PRESENTS that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Robert B. Sari and Kevin J. Twomey, or either of them, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                              Title                           Date
              ---------                              -----                           ----

/s/ Robert G. Miller
------------------------------------
          Robert G. Miller             Chairman of the Board of Directors        May 6, 2005

/s/ Mary F. Sammons
------------------------------------
           Mary F. Sammons             Chief Executive Officer,                  May 6, 2005
                                       President and Director (Principal
                                       Executive Officer)

/s/ John T. Standley
------------------------------------
          John T. Standley             Chief Financial Officer, Chief            May 6, 2005
                                       Administrative Officer and Senior
                                       Executive Vice President

/s/ Robert B. Sari
------------------------------------
           Robert B. Sari              Senior Vice President, General            May 6, 2005
                                       Counsel and Secretary

/s/ Kevin Twomey
------------------------------------
            Kevin Twomey               Senior Vice President and Chief           May 6, 2005
                                       Accounting Officer
                                       (Principal Accounting Officer)

/s/ John G. Danhakl
------------------------------------
           John G. Danhakl             Director                                  May 6, 2005

/s/ Michael A. Friedman, M.D.
------------------------------------
      Michael A. Friedman, M.D.        Director                                  May 6, 2005

/s/ Alfred M. Gleason
------------------------------------
          Alfred M. Gleason            Director                                  May 6, 2005

/s/ George G. Golleher
------------------------------------
         George G. Golleher            Director                                  May 6, 2005

/s/ Colin V. Reed
------------------------------------
            Colin V. Reed              Director                                  May 6, 2005

/s/ Philip G. Satre
------------------------------------
           Philip G. Satre             Director                                  May 6, 2005

/s/ Stuart M. Sloan
------------------------------------
           Stuart M. Sloan             Director                                  May 6, 2005

/s/ Jonathan D. Sokoloff
------------------------------------
        Jonathan D. Sokoloff           Director                                  May 6, 2005

                                 EXHIBIT INDEX

   Exhibit
   Numbers      Description                                        Incorporation by Reference to
   -------      -----------                                        -----------------------------

     3.1        Restated Certificate of Incorporation, dated       Exhibit 3(i) to Form 8-K filed on
                December 12, 1996                                  November 2, 1999

     3.2        Certificate of Amendment to the Restated           Exhibit 3(ii) to Form 8-K filed on
                Certificate of Incorporation, dated February 22,   November 2, 1999
                1999

     3.3        Certificate of Amendment to Restated Certificate   Exhibit 3.4 to Registration
                of Incorporation, dated June 27, 2001              Statement on Form S-1, File No.
                                                                   333-64950, filed on July 12, 2001

     3.4        7% Series E Mandatory Convertible Preferred        Exhibit 3.1 to Form 8-K filed on
                Stock Certificate of Designation, dated January    February 1, 2005
                25, 2005

     3.5        8% Series F Cumulative Convertible Pay-in-Kind     Exhibit 3.1 to Form 8-K filed on
                Preferred Stock Certificate of Designation,        February 2, 2005
                dated as of January 28, 2005

     3.6        7% Series G Cumulative Convertible Pay-in-Kind     Exhibit 3.2 to Form 8-K filed on
                Preferred Stock Certificate of Designation,        February 2, 2005
                dated as of January 28, 2005

     3.7        6% Series H Cumulative Convertible Pay-in-Kind     Exhibit 3.3 to Form 8-K filed on
                Preferred Stock Certificate of Designation,        February 2, 2005
                dated as of January 28, 2005

     3.8        By-laws, as amended on November 8, 2000            Exhibit 3.1 to Form 8-K filed on
                                                                   November 13, 2000

     3.9        Amendment to By-laws, adopted January 30, 2002     Exhibit T3B.2 to Form T-3 filed on
                                                                   March 4, 2002

     5.1        Opinion of Robert B. Sari, Esq.                    Filed herewith

     10.1       2004 Omnibus Equity Plan                           Included in our Definitive Proxy
                                                                   Statement on Schedule 14A filed on
                                                                   May 21, 2004

     10.2       2000 Omnibus Equity Plan                           Included in Proxy Statement dated
                                                                   October 24, 2000

     10.3       1999 Stock Option Plan                             Exhibit 10.1 to Form 10-K filed on
                                                                   May 21, 2001

     23.1       Consent of Robert B. Sari, Esq. (included as       Filed herewith
                part of Exhibit 5.1 hereto)

     23.2       Consent of Independent Registered Public           Filed herewith
                Accounting Firm

     24.1       Powers of Attorney (included on the signature      Filed herewith
                page hereto)